Advanced Series Trust
For the semi-annual period ended 6/30/09
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - UBS Dynamic Alpha
Portfolio

1.   Name of Issuer:  Mead Johnson Nutrition Co.

2.   Date of Purchase:  February 10, 2009

3.   Number of Securities Purchased:  30,000,000

4.   Dollar Amount of Purchase:  $720,000,000.00

5.   Price Per Unit:  $24.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased: Morgan Stanley & Co.


7. Other Members of the Underwriting Syndicate: Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Bank of America Securities LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Lazard Capital Markets LLC, RBC Capital Markets Corporation, UBS Securities LLC, Blaylock Robert Van, LLC, Melvin Securities, LLC, Samuel A. Ramirez & Co., Inc., Muriel Siebert & Co., Inc., SL Hare Capital, Inc.